NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE
                   ------------------------------------------



$289,800.00                                              January 11, 2000

          FOR VALUE RECEIVED, the undersigned Optical Concepts of America, Inc., a Florida corporation (the "Company"), promises to pay to Strategic Capital Investment Ltd., an Australian corporation (the "Note Holder" or "Holder"), the principle sum of Two Hundred Eighty Nine Thousand Eight Hundred Dollars ($289,800.00), together with interest thereon from the above date until maturity, at an interest rate of eight percent (8%) per annum compound. This
Note is being issued by the Company to the Note Holder in accordance with the Note Holder's acquisition and assumption of a previous note which was dated January 30, 1998 (the "Deed of Loan") between the Company and Commercial Nominees of Australia, Ltd. and further, as acknowledgement and confirmation of the cancellation of any sums due between the Company and Commercial Nominees of Australia, Ltd. As such, Strategic Capital Investment Ltd. hereby affirms and warrants that (a) Holder has fully assumed and acquired all obligations under such Deed of Loan; (b) such Deed of Loan has been canceled and is no longer a valid claim against the Company; and (c) that Holder agrees to indemnify the Company against any claims which may, at any time, be brought against any party named in such Deed of Loan.

Interest shall accrue on the unpaid outstanding principal balance of the Note at a rate of 8% per annum. The entire principal balance and any accrued interest shall be due and payable on January 31, 2002 (the "Maturity Date"). This Note may be prepaid in full at any time without penalty.

Option For Conversion By The Note Holder: Commencing on the date of the Note, the Note Holder shall have the right prior to the date this Note is paid in full or redeemed, in his sole discretion, to convert all or any part of the outstanding and unpaid principal amount (including accrued and unpaid interest) of the Note into fully paid and non-assessable shares of common stock of the Company at a conversion price equal to 80% of the average Closing Price of the Company's common stock for the 10 days immediately prior to the date of such conversion, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the common stock occurring on or after the date of issuance of this Note.

Option For Conversion By The Company: Commencing on the date of this Note, if the shares of the Company's common stock are quoted for trading on any securities market (including the OTC Bulletin Board, NASDAQ, etc.), and any time that the average Closing Price for the ten consecutive previous trading days equals or exceeds $1.00 per share, then the Company shall have the option, in its sole discretion, to require the conversion of the principal balance and any accrued and unpaid interest on the Note into fully paid and non-assessable shares of common stock of the Company at a conversion price equal

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to 80% of the average Closing Price of the Company's common stock for the 10 days immediately prior to the date of such conversion, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the common stock occurring on or after the date of issuance of this Note. Company agrees to grant Note Holder demand registration rights in the event of such conversion. As used herein, "Closing Price" on any date or dates means the closing bid price for one share of the common stock on such date or dates, on either: (i) the national securities exchange on which the shares of Common stock are listed which constitutes the principal securities market for the Common stock; (ii) the NASDAQ National Market if it constitutes the principal securities market for the Common stock, (iii) the NASDAQ SmallCap Market if it constitutes the principal securities market for the Common stock, or (iv) the OTC Bulletin Board if it constitutes the principal securities market for the Common stock.

Redemption: The Company has the right to prepay the Notes, in whole or in part, at any time.

Events of Default: If one or more of the following described "Events of Default" shall occur:

                   (a) the Company shall default in the payment of principal or interest on this Note and such default failure shall remain uncured for a period of sixty (60) business days after receipt of written notice from the Holder; or

                   (b) any of the representations or warranties made by the Company herein shall be false or misleading in any material respect at the time made and such failure shall remain uncured for a period of sixty (60) business days after receipt of written notice from the Holder; or

                   (c) the Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of sixty (60) business days after receiving notice from the Holder of such failure; or

                   (d) if pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors, Company shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (iv) make an assignment for the benefit of its creditors; or



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                   (e) if a court of competent jurisdiction enters an order or decree under any state or federal law relating to insolvency or relief of debtors that (i) is for relief against Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Company or substantially all of Company's properties, or (iii) orders the liquidation of Company, and in each case the order or decree is not dismissed within 120 days;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder at the option of the Holder and in the Holders sole discretion, the Holder may consider this
Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holders rights and remedies provided herein or any other rights or remedies afforded by law.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon the successors and assigns of the Company and inure to the benefit of the Holder, its successors, endorsees, heirs, administrators and executors. If any term or provision of this Note shall be invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

         IN WITNESS WHEREOF, the Company and the Note Holder agree to the terms and conditions set forth herein, and have caused this instrument to be duly executed by an officer thereunto duly authorized.



                                            Optical Concepts of America, Inc.
                                            a Florida corporation (the Company)

                                            By: /s/ Jan Kaplan
                                                -------------------------------
                                                Jan Kaplan, President




                                            Strategic Capital Investment Ltd.
                                            An Australian corporation (the Note
                                            Holder)

                                            By: /s/ John Holder
                                                -------------------------------
                                                John Holder, Director